Exhibit 10.1

EXECUTED VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is executed as of October 3, 2012 (the “Effective Date”), by and among RENEW RESOURCES, LLC, a South Carolina limited liability company (“Seller”), TODD M. BERNARD, an individual (the “Selling Principal”), and GlyEco Acquisition Corp. #5, an Arizona corporation (“Buyer”).  For purposes of this Agreement, Seller, Buyer, and Selling Principal are sometimes individually referred to as a “Party” and collectively, as the “Parties.”  All capitalized terms, if not otherwise defined in the body of this Agreement, will have the meaning assigned to such terms in Schedule 1-A attached hereto.

RECITALS

A.           Seller operates a business located in Rock Hill, South Carolina, involving the collection and recycling of several types of waste material including oil filters, plastics, textiles, computers, windshield wiper fluid, and waste glycol.  This Agreement concerns Seller’s waste Glycol recycling business, in which Seller processes used antifreeze/glycol and sells that remanufactured antifreeze/glycol back into the marketplace (the “Business”).  For purposes of this Agreement, the Business includes only the Glycol-related assets and operations of Seller.  Glycol means antifreeze or any other type of glycol-based product.

B.   Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of the assets and properties of Seller related to the Business upon the terms and subject to the conditions and provisions set forth in this Agreement.  Buyer does not intend to purchase any assets not related to the Business (i.e. Glycol recycling).

C.   The Parties previously executed a preliminary binding agreement for the purchase of Seller’s assets on May 28, 2012 (the “Preliminary Agreement”) that the Parties intend to be replaced and superseded by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Purchase and Sale.  Subject to the terms and conditions of this Agreement, and with the exception of the Excluded Assets (defined below), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller on the Closing Date, the Business and all of the assets and properties of Seller, including, without limitation, those assets and properties of Seller listed on Schedule 1 attached hereto and/or otherwise defined in this Section 1, all of which are referred to collectively in this Agreement as the “Assets.”  The Assets to be sold to Buyer as provided by this Agreement will be sold and transferred free and clear of all Encumbrances and will include, without limitation, the following items:

1.1 Personal Property.  All equipment, tools, machinery, furniture, supplies, materials, and other tangible personal property of Seller used in any manner in connection with the Assets or the Business or located on the Real Property (as defined below), whether owned or leased (“Personal Property”);

1.2 Inventory.  All inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller in the production of finished goods or produced or used in connection with the Assets or the Business (“Inventory”);

1.3 Intangible Property.  All intangible property, other than previously described, of Seller in any manner related to the Assets or the Business (“Intangible Property”);

1.4 Contractual Rights.  Any and all rights of Seller in any manner related to the ownership, possession, lease, or use of the Assets or the Business, rights in or claims under agreements, contracts, leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever relating to the Assets or the Business (“Contractual Rights”), including, without limitation, the Contractual Rights described on Schedule 1.4 attached to this Agreement;

1.5 Books and Records.  All of Seller’s books, records, and other documents and information relating to the Assets or the Business, including, without limitation, all customer, client, vendor, and supplier lists, sales literature, inventory records, referral sources, research and development reports, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, and catalogues and brochures of every kind and nature;

1.6 Intellectual Property.  All of the following in any manner related to the ownership, possession, operation, or use of the Assets or the Business, including, without limitation, the intellectual property listed on Schedule 6.13 of the Seller Disclosure Schedule (collectively, the “Intellectual Property”):

A. All trade names, trademarks, service marks, and trade dress, including all registrations and applications therefor (collectively, the “Trademarks”);

B. All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the “Patents”);

C. All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the “Copyrights”);

D. All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplier and distribution lists, price lists, customer files, computer programs, technical and engineering data, trade information, catalogs, and marketing materials (collectively, the “Other Proprietary Rights”); and

E. All licenses or similar agreements to which Seller is a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the “Licenses”);

1.7 Accounts Receivable.  All of Seller’s (i) trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy, or other right related to any of the foregoing;

1.8 Goodwill.  Goodwill of Seller, all related tangibles and intangibles, which relate to the Assets or the Business and all rights to continue to use the Assets; and

1.9 Miscellaneous Assets.  Any and all other assets, properties, rights, or other interests of Seller, tangible or intangible, used in connection with the Assets or the Business.

2. Excluded Assets; Assumed Liabilities.

2.1 Excluded Assets.  Buyer will not acquire those assets of Seller specifically described on Schedule 2.1 attached to this Agreement (the “Excluded Assets”), which will remain the property of Seller after the Closing.  The Excluded Assets will include the real property currently owned by BKB Holdings, LLC at 230 Gill Way, Rock Hill, SC 29730. (the “Real Property”).

2.2 Assumed Liabilities; Retained Liabilities.  Buyer will not assume or be deemed to have assumed, or to have any obligations to Seller, Selling Principal, or third parties with respect to, any liabilities or obligations of Seller, except for the liabilities and obligations specifically specified on Schedule 2.2 attached to this Agreement (“Assumed Liabilities”), whether such other liabilities and obligations arose or arise before or after, or mature before or after, the Closing.  All liabilities and obligations of Seller, except for the Assumed Liabilities, will be deemed to be “Retained Liabilities” and will be retained, paid, performed, and discharged solely by Seller.

3. Purchase Price; Escrow; Closing.

3.1 The Purchase Price.  The total aggregate purchase price for the Assets will be $325,000, subject to adjustment as provided in Section 3.2 B below (the “Purchase Price”), which will be composed of the following (subject to adjustment as provided herein):

A. Cash.  Buyer will pay to Seller $15,000 in cash or other immediately available funds.

B. Debt.  At the Closing, Buyer will satisfy or otherwise assume from Seller $35,000 in debt as described on Schedule 2.2 of the Agreement.

C. Stock.  GlyEco, Inc., a Nevada corporation (“GlyEco”), will issue to Seller, and hold in accordance with Section 3.2 below, shares of Common Stock (the “Shares”), $0.0001 par value per share, of GlyEco, in the amount of 275,000 shares.  The Parties agree and acknowledge that the value for each of the Shares at the time of execution of the Preliminary Agreement related to the Contemplated Transactions was $1.00 per Share.

D. Letter Regarding Allocation of Consideration.  Simultaneous with the execution of this Agreement, Seller and Selling Principal each will execute and deliver to Buyer a copy of the letter attached hereto as Exhibit A regarding the non-revocable election to receive cash rather than Shares for a portion of the Purchase Price.

3.2 Payment of the Purchase Price; Holdback.  The Purchase Price will be payable to Seller as follows:

A. Payment at Closing.  At the Closing, Buyer will pay or cause to be paid to Seller $15,000 in cash and 200,000 Shares.  At the Closing, Buyer will satisfy or otherwise assume from Seller $35,000 in debt as described on Schedule 2.2 of the Agreement.

B. Holdback; Adjustments of Purchase Price.  At the Closing, Buyer will hold (the “Escrow”) a certificate evidencing 75,000 Shares of the remaining Purchase Price registered in the name of the Seller, to be disbursed to Seller as described in this Section 3.2.B.  All Shares held in the Escrow will at all times secure the obligations, representations and warranties, and indemnification obligations of Seller and Selling Principal under this Agreement and the Ancillary Documents.  Shares may be cancelled and retained by Buyer from the Escrow, from time-to-time (on a one Share basis for each dollar liability) in connection with any liabilities indemnified by Seller or Selling Principal pursuant to the terms and conditions of this Agreement and the Ancillary Documents.

C. Holdback Distribution; Limitations. Any Shares remaining in Escrow, after adjustments permitted under this Agreement, on the first anniversary of the Closing, shall be released and delivered to Seller to the extent there remain no further liabilities for which Buyer has notice that would be covered by Seller’s indemnification obligations hereunder.

D. Holdback Shares.  Nothing contained in this Section 3.2 will be construed to require Buyer to hold Shares in escrow in any fiduciary capacity or to treat any Shares held in the Escrow in any manner other than as collateral security for the indemnified liabilities and the obligations of Seller and Selling Principal’s obligations under this Agreement.  The rights of Buyer under this Section 3.2 will not be exclusive, and Buyer, at its option, will be entitled to proceed against Seller and Selling Principal to recover any monies which become due to it under this Agreement.

E. Net Working Capital Adjustment.  At the Closing, Seller will have a Net Working Capital of $15,000.  If Net Working Capital exceeds $15,000 at the Closing, Buyer will remit the full amount of the overage to Seller within 15 business days of the Closing.  If Net Working Capital is less than $15,000 at the Closing, then the cash portion of the Purchase Price payable at Closing under Section 3.2.A will be decreased by the amount that Net Working Capital is less than $15,000.  For purposes of this Agreement, “Net Working Capital” means the sum of the line items for cash and minus the sum of the line items for current liabilities and the current portion of long-term debt.  Within 15 days following the Closing, Buyer will prepare and deliver to Seller and Selling Principal financial statements of Seller to be dated as of the Closing Date (the “Closing Financial Statements”).  Buyer will then determine the Net Working Capital as of the Closing Date based upon the Closing Financial Statements, which will be calculated based upon GAAP, and will be determined in good faith by Buyer’s chief financial officer.  All calculations and determinations of Net Working Capital will be final and binding on all Parties for purposes of this Section 3.2.E.

3.3 Allocation of the Purchase Price.  The Purchase Price will be allocated in accordance with Schedule 3.3.  The Parties will cooperate with their respective accounting and tax agents to report the allocation of the Purchase Price among the Assets to the appropriate taxing authorities as set forth in Schedule 3.3.

3.4 Closing Date.  The “Closing Date” or “Closing” will occur on October 26, 2012, or on such later date as agreed upon by the parties, and will take place at the offices of legal counsel to Buyer, Hool Law Group, PLC, 2398 East Camelback Road, Suite 1020, Phoenix, Arizona, 85016, or at such other time and place as the Parties may agree to in writing.

3.5 Payment of Taxes and Other Charges.  Seller will pay any and all Tax which may be imposed by any Governmental Entity with respect to the sale of the Assets and Assumed Liabilities pursuant to this Agreement.

4. Conditions to Obligation of Buyer to Perform.  The obligation of Buyer to purchase the Assets and assume the Assumed Liabilities from Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Buyer by delivery to Seller of a written notice of such waiver:

4.1 Representations and Warranties True on the Closing Date.  The representations and warranties of Seller and Selling Principal contained in this Agreement, in the Ancillary Documents, and in any other certificate, Contract, instrument, or statement delivered by Seller and Selling Principal in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, will be true and correct on and as of the Effective Date, and again on the Closing Date, as though such representations and warranties were made on and as of the Closing Date;

4.2 Compliance With Agreement.  Seller and Selling Principal will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Seller and Selling Principal prior to or on the Closing Date;

4.3 Approval of Documentation.  The form and substance of all Ancillary Documents delivered to Buyer under this Agreement and required to carry out this Agreement will be approved by Buyer;

4.4 Third Party Consents.  Seller will have obtained all consents, waivers, permits, approvals, and authorizations and completed all filings or registrations required and will have delivered executed copies or other written evidence thereof to Buyer;

4.5 Compliance with Legal Requirements.  Seller and Selling Principal will have complied with, and will be in compliance with all Legal Requirements applicable to Seller, Selling Principal, the Assets, and the Business;

4.6 Government Authorizations.  Seller and Selling Principal will have obtained any and all Governmental Authorizations applicable to Seller, Selling Principal, the Assets, and the Business;

4.7 Transfer of Licenses.  Seller will have transferred or assigned to Buyer on or before the Closing Date, all licenses, permits, franchises, certificates, and authorizations which are transferable or assignable and which are required or necessary to enable Buyer to purchase the Assets and the Business pursuant to the terms and conditions of this Agreement;

4.8 Assignment of Warranties.  Seller will have assigned to Buyer any and all warranties covering or affecting the Assets, if applicable;

4.9 Sales and Use Taxes.  Seller will have delivered to Buyer good standing letters or other evidence of payment showing that no Taxes are due to any Governmental Entity or in any state, county, or municipal jurisdictions where such Taxes are required to be paid by Seller;

4.10 Payment of Liabilities.  Seller will pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations and will comply with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions;

4.11 IP Assignment.  At the Closing, Seller and Selling Principal will have executed and delivered to Buyer an Assignment of Intellectual Property (the “IP Assignment”), substantially in the form attached as Exhibit B, and such other certificates, instruments, Contracts, and documents as requested by Buyer confirming Buyer’s full ownership of the Intellectual Property or necessary to perfect Buyer’s ownership of and exclusive right to the Intellectual Property;

4.12 Noncompetition Agreement.  At the Closing, Seller and each of the key individuals identified by Buyer and set forth on Schedule 4.12 attached to this Agreement will have executed and delivered to Buyer a Noncompetition and Confidentiality Agreement (the “Noncompetition Agreement”), substantially in the form attached as Exhibit C, and will not have taken any action prior to entering into the Noncompetition Agreement that would otherwise constitute a violation of such agreement;

4.13 Subscription Documents.  At the Closing, Seller will have executed and delivered to Buyer a Subscription Agreement, substantially in the form attached as Exhibit D, and an Accredited Investor Questionnaire, substantially in the form attached as Exhibit E (collectively, the “Subscription Documents”);

4.14 Employment Letter.  At the Closing, Selling Principal and Buyer will have delivered a letter of employment (the “Employment Letter”), substantially in the form attached as Exhibit F;

4.15 Legal Opinion.  At the Closing, Seller will cause its legal counsel to deliver to Buyer a legal opinion, in form and substance acceptable to Buyer (the “Legal Opinion”);

4.16 Net Working Capital.  At the Closing, Seller will have and will transfer to Buyer Net Working Capital of not less than $15,000;

4.17 Due Diligence.  Buyer will have been satisfied, in its sole and absolute discretion, with the results of its customary legal, accounting, and business due diligence investigation of Seller, the Assets, and the Business, and the Contemplated Transactions will be in compliance with the requirements imposed by any underwriters or brokers relating to GlyEco’s anticipated financing; and

4.18 Real Property Lease.  At the Closing, Buyer and Seller (as the owner of the Real Property) will have executed and delivered a lease agreement in connection with the Real Property, upon which the Business operations are currently being conducted and will be conducted after the Closing (the “Lease”), substantially in the form attached as Exhibit K.

4.19 PCAOB Audit.  If required by securities law, Seller and Buyer will have finalized a PCAOB audit of Seller’s business to, in part, verify Seller’s existing financials in reference to the Purchase Price.

5. Conditions to Obligation of Seller to Perform.  The obligation of Seller to sell the Assets at the Closing is subject to the satisfaction, or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Seller by delivery to Buyer of a written notice of such waiver:

5.1 Representations and Warranties True on the Closing Date.  The representations and warranties of Buyer contained in this Agreement, in any Ancillary Document, and in any other certificate, document, instrument, or statement delivered by Buyer in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions, will be true and correct on and as of the Effective Date, and again on the Closing Date, as though such representations and warranties were made on and as of the Closing Date;

5.2 Compliance With Agreement.  Buyer will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

5.3 Payment of the Purchase Price.  Buyer will have paid the Purchase Price as set forth in this Agreement;

5.4 Real Property Lease.  At the Closing, Buyer and Seller (as the owner of the Real Property) will have executed and delivered the Lease; and

5.5 Employment Letter.  At the Closing, Buyer and Selling Principal will have delivered the Employment Letter.

6. Representations and Warranties of Seller and Selling Principal.  Except as disclosed in Seller’s and Selling Principal’s Disclosure Schedule delivered to Buyer on the Effective Date and updated at the Closing (the “Seller Disclosure Schedule”), which refers specifically to the representations and warranties in this Agreement and which identifies by Section number the Section and Subsection to which such disclosure relates, Seller and Selling Principal jointly and severally represent and warrant to Buyer that, as of the as of the Effective Date, and again on the Closing Date, as though such representations and warranties were made on and as of the Closing Date:

6.1 Organization and Standing of Seller.  Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of South Carolina.  Seller is qualified to do business as a corporation under the laws of each jurisdiction where Seller conducts its business.  Seller has the requisite corporate power and authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.  Seller has the full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions, and to perform its obligations under this Agreement.

6.2 Capacity.  The execution and delivery of this Agreement and the Ancillary Documents, the consummation of the Contemplated Transactions, and the performance of Seller’s and Selling Principal’s obligations under this Agreement and the Ancillary Documents have been duly authorized by all officers, directors, shareholders, and other equity owners of Seller and Selling Principal.  No other proceedings on the part of Seller or Selling Principal are necessary in connection therewith.  This Agreement constitutes, and each other Ancillary Document to be executed and delivered by Seller and Selling Principal will constitute, valid and binding obligations of Seller and Selling Principal, enforceable against Seller and Selling Principal in accordance with their respective terms.  Seller does not presently own or control, directly or indirectly, any interest in any other Person, association, or other business entity.  Seller is not a participant in any joint venture, partnership, or similar arrangement.

6.3 Authority.  The execution and delivery of this Agreement and the Ancillary Documents by Seller, the consummation of the Contemplated Transactions by Seller, and the performance of Seller’s obligations under this Agreement and the Ancillary Documents will not: (a) violate any provisions of the Articles of Incorporation or Bylaws of Seller; (b) violate any applicable Legal Requirement; (c) violate any Order which is binding upon Seller or which would have an adverse effect on the Assets, Business, or Assumed Liabilities; or (d) violate, breach, conflict with, constitute a default under (whether with or without notice or lapse of time, or both), result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, or other instrument or obligation to which Seller or Selling Principal is a party or by which Seller, Selling Principal, the Assets, the Business, or the Assumed Liabilities are bound.

6.4 Governing Documents.  A true and complete copy of (i) the Bylaws of Seller, (ii) the Articles of Incorporation of Seller, and (iii) any and all voting agreements, buy-sell agreements, and other shareholder, director, officer, equity owner, or other investor agreements or arrangements to which Seller or any such Persons are parties (collectively, the “Seller Documents”) are attached to Schedule 6.4 of the Seller Disclosure Schedule.  The Seller Documents have not been amended, rescinded, or modified and are in full force and effect as of the Closing.

6.5 Consents.  No Governmental Authorizations, consents, approvals, filings, or registrations with or by any Governmental Entity or any other Person are necessary in connection with the execution and delivery by Seller or Selling Principal of this Agreement or any Ancillary Document, the consummation by Seller or Selling Principal of the Contemplated Transactions, or the performance of Seller’s or Selling Principal’s obligations under this Agreement or any Ancillary Document.

6.6 Absence of Defaults.  Seller is not in default under, or in violation of, any provision of any of the Seller Documents.  Seller is not in default under, or in violation of, any provision of any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other Contract to which Seller is a party or by which Seller is bound or to which any of its properties (including the Assets) are subject, nor is Seller aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation.  Seller is not in violation of any applicable Legal Requirement or any statute, rule, regulation, or Order of any Governmental Entity having jurisdiction over the Assets, the Business, Seller, or any of Seller’s properties.

6.7 Financial Statements.

A. The following documents are attached to Schedule 6.7.A. of the Seller Disclosure Schedule: (a) Seller’s statements of income and expenses for the twelve month periods ended December 31, 2010 and December 31, 2011, the balance sheets of Seller as of such dates, and the statements of cash flow of Seller of such dates, all certified by Seller’s independent certified public accountant; and (b) statements of Seller’s income and expenses and statements of cash flow for the six-month period ended June 30, 2012, and the balance sheet of Seller as of such date (the “ Seller Interim Balance Sheet”), all certified as being accurate and complete by the Chief Financial Officer of Seller (collectively referred to as the “Seller Financial Statements”).

B. The Seller Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading.

6.8 Books and Records.  The books of account and other financial records of Seller, which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of Seller, which have been delivered to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, board of directors, and other equity owners of Seller.  No meeting of any such shareholders, board of directors, and other equity owners has been held for which minutes have not been prepared or are not contained in such minute books which are material to the Contemplated Transactions or the obligations of Seller or Selling Principals under this Agreement or any Ancillary Document.

6.9 Sufficiency of Assets.  The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, and (b) include all of the operating assets of Seller.

6.10 Absence of Specified Changes.  From June 30, 2012, there has not been any:

A. Transaction by Seller except in the Ordinary Course of Business;

B. Capital expenditures by Seller exceeding $10,000;

C. Adverse change in the Assets, the Business, the financial condition, liabilities, operations, or prospects of Seller;

D. Destruction, damage to, or loss of any of the Assets (whether or not covered by insurance) that adversely affects the Assets or the financial condition, business, operations, or prospects of Seller;

E. Loss of employees, suppliers, or customers or other event or condition of any character adversely affecting the Assets, the Business, or the financial condition, operations, or prospects of Seller;

F. Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

G. Revaluation by Seller of any of the Assets or the Business;

H. Acquisition or disposition of any of the Assets, except in the Ordinary Course of Business;

I. Amendment or termination of any Contract to which Seller is a party, except in the Ordinary Course of Business;

J. Loan by Seller to any Person, or guaranty by Seller of any loan;

K. Mortgage, pledge, security interest, lien, or other Encumbrance of any of the Assets or the Business;

L. Other event or condition of any character that has or might have an adverse effect on the Assets, the Business, or the financial condition, operations, or prospects of Seller;

M. Incurrence of any liability or obligation (whether absolute, accrued, or contingent) affecting the Seller;

N. Distribution on account of any class of stock or other equity security, including, without limitation, any dividend or redemption;

O.  Payment (except in the Ordinary Course of Business) or an increase by Seller of any bonuses, salaries, or other compensation to Selling Principal (or any of his family members) or any shareholder, director, officer, equity owner, agent, or employee of Seller or entry into any employment, severance, or similar Contract with Selling Principal (or any of his family members) or any shareholder, director, officer, equity owner, agent, or employee of Seller; and

P. Agreement by Seller to do any of the things described in the preceding Subsections A through O, inclusive.

6.11 Litigation and Claims.  Seller and Selling Principal are not parties to any and there are no pending or threatened Proceedings against Seller or Selling Principal or affecting the Assets, the Business, the operation and conduct of the Business or its prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the Contemplated Transactions.  To Seller’s and Selling Principal’s Knowledge, there is no basis for the assertion of any Proceeding.  Seller and Selling Principal are not parties to any judgment or decree, nor are Seller or Selling Principal in default with respect to any Order of any Governmental Entity which will, or is likely to, affect the Assets, the Business, Seller’s title thereto, the ability of Seller or Selling Principal to perform their respective obligations under this Agreement, or the business or prospects of Seller.

6.12 Compliance with Laws.  Seller is in compliance with, and not in default under, any applicable Legal Requirement in connection with the ownership and use of the Assets and the conduct and operation of the Business.  Seller holds all required franchises, permits, licenses, certificates, and Government Authorizations necessary or appropriate in connection with the ownership and use of the Assets and the conduct and operation of the Business and all are current and valid as of the Effective Date and will be current and valid as of the Closing.

6.13 Intellectual Property.  Schedule 6.13 of the Seller Disclosure Schedule contains a correct and complete list of all Intellectual Property.  Seller owns and possesses all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and no claim has been made or threatened by any third party against Seller contesting the validity, enforceability, use, or ownership of the Intellectual Property.  Seller has, and immediately after the Closing Buyer will have, the right and authority to use the Intellectual Property in the operation of the Business as presently conducted.  To Seller’s and Selling Principal’s Knowledge, such use does not and will not conflict with, infringe upon, or violate the proprietary rights of, any other Person.  Neither Seller nor any of its officers, directors, shareholders, equity owners, agents, or employees have received any notice of, or are aware of, any fact which would indicate a likelihood of, any infringement of, misappropriation by, or conflict with any third party with respect to the Intellectual Property.  To Seller’s and Selling Principal’s Knowledge, Seller has not infringed, misappropriated, or otherwise engaged in any conduct which conflicted with any proprietary rights of any third parties in the Intellectual Property, nor are Seller or Selling Principal aware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of the Business as presently conducted.  The Contemplated Transactions will not adversely affect Seller’s rights with respect to the Intellectual Property or Seller’s ability to transfer to Buyer Seller’s right, title, and interest in and to the Intellectual Property.  All registrations relating to the Intellectual Property were validly issued and are currently in full force and effect.  Seller and Selling Principal will execute such documents, Contracts, and other instruments as may be necessary and will otherwise cooperate with Buyer to have any such registrations assigned to Buyer or re-registered in Buyer’s name.  Seller has not granted to any third party any license, right, or other interest in the Intellectual Property.  Seller has taken all action necessary or appropriate to protect its rights with respect to the Intellectual Property, and will continue to preserve and protect its rights in the Intellectual Property prior to the Closing.

6.14 Title to Assets.  Seller has good and marketable title to the Assets, free and clear of all Encumbrances or other restrictions or other rights of third parties.  All Assets are in good operating condition and repair, reasonable wear and tear excepted.

6.15 Contractual Rights.  Schedule 6.15 of the Seller Disclosure Schedule contains a correct and complete list of all Contracts, written or oral, to which Seller is a party and which affect the Assets, the Business, Seller’s title to the Assets, or the operation and conduct of Seller’s title to the Assets, including, without limitation, leases (whether as lessor or lessee), guaranties, indemnifications of any third Person, licenses, commission agreements, distribution and advertising agreements, loan agreements (whether as borrower or lender), franchises and permits, distributors’ or manufacturers’ representative or agency agreements, output and requirements agreements, agreements not entered into in the Ordinary Course of Business or, if in the Ordinary Course of Business, exceeding $10,000, whether to be paid or received by Seller, and any Contract requiring performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date, together with the contract date, the term, all parties thereto, the subject matter, and the amount.  Seller has performed all obligations required to be performed to date under such Contracts and is not in default under any such Contracts.  To the Knowledge of Seller and Selling Principal, there is no event that, with notice or lapse of time, or both, would constitute a default by any party to any such Contracts, and no party to any such Contracts intends to cancel or terminate such Contracts.  Seller is not a party to, nor are its properties bound by, any Contract that may have an adverse effect on Seller’s financial condition, assets, prospects, or the Business.

6.16 Accounts Receivable.  All accounts receivable that are reflected on the Seller Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Seller Financial Statements or on the accounting records of Seller as of the Closing Date.  Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.  There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.  Schedule 6.16 of the Seller Disclosure Schedule contains a correct and complete list of all accounts receivable of Seller as of the date of the Seller Interim Balance Sheet, which list sets forth the aging of each such account receivable.

6.17 Inventory.  All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Seller Financial Statements or on the accounting records of Seller as of the Closing Date, as the case may be.  Seller is not in possession of any inventory not owned by Seller, including goods already sold.  All of the Inventory has been valued at the lower of cost or market value on a last in, first out basis.  Inventory now on hand that was purchased after the date of the Seller Interim Balance Sheet was purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of Seller.  Work-in-process Inventory is now valued, and will be valued on the Closing Date, according to GAAP.

6.18 No Undisclosed Liabilities.  Seller has no liabilities or obligations, whether known or unknown, except for liabilities and obligations reflected or reserved against in the Seller Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Seller Interim Balance Sheet, true and correct copies of which have been delivered to Buyer.

6.19 Tax Impact of Transaction.  Each of Seller and Selling Principal has consulted with a qualified attorney, tax advisor, or accountant or has elected not to do so, and assumes the risk of all potential income Tax risks associated with the Contemplated Transactions.

6.20 Brokers.  No broker or finder has acted for Seller or Selling Principal in connection with this Agreement or the Contemplated Transactions and no broker or finder is entitled to any brokerage commissions, finder’s fees, or other compensation based on agreements or arrangements made by Seller or Selling Principal.

6.21 Capital Structure.  The authorized and outstanding capital stock or other equity securities of Seller (immediately prior to the Closing) having voting rights under applicable law, Seller’s Articles of Incorporation and Bylaws, or other agreements with Seller and the owners of its capital stock or other equity securities are listed on Schedule 6.21 of the Seller Disclosure Schedule.  No other principal, officer, director, shareholder, employee, agent, or other Person has received or is entitled to receive or has any rights or claims to any equity ownership of Seller.

6.22 Taxes.

A. Seller has timely filed (or caused to be filed) all federal, state, local, and foreign Tax returns, reports, and information statements required to be filed by Seller, which returns, reports, and statements are true, correct, and complete in all material respects, and paid all Taxes required to be paid as shown on such returns, reports, and statements.  All Taxes required to be paid in respect of the periods covered by such returns (“Return Periods”) have either been paid or fully accrued on the books of Seller.  Seller has fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods.  There is no material difference between the amounts of the book basis and the Tax basis of any assets of Seller that is not reflected in an appropriate accrual of deferred Tax liability on the books of Seller.  No deficiencies or adjustments for any Tax have been claimed, proposed, or assessed, or to the Knowledge of Seller and Selling Principal, threatened.  The Seller Disclosure Schedule accurately sets forth the years for which Seller’s federal and state income Tax returns have been audited and any years which are the subject of a pending audit by the IRS and any other applicable Governmental Entity.  Seller is not subject to any pending or, to the Knowledge of Seller and Selling Principal, threatened Tax audit or examination and Seller has not waived any statutes of limitation with respect to the assessment of any Tax.  Seller has provided Buyer true and correct copies of all tax returns, information, statements, reports, work papers, and other Tax data reasonably requested by Buyer.  No consent or agreement has been made under Section 341 of the Internal Revenue Code of 1986, as amended (the “Code”) by or on behalf of Seller or any predecessor thereof.

B. There are no liens or other Encumbrances for Taxes upon the Assets or the Business, except for Taxes that are not yet payable.  Seller has not entered into any Contracts, waivers, or other arrangements in respect of the statutes of limitations in respect of its Taxes or Tax returns.  Seller has withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, shareholders, agents, and directors and has timely paid all such amounts withheld to the proper taxing authority.

6.23 Certain Agreements.  Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions will: (i) result in any payment by Seller (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, agent, shareholder, officer, equity owner, or independent contractor of Seller under any plan, Contract, or otherwise; (ii) materially increase any benefits otherwise payable under any plan or Contract; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

6.24 Employee Benefits.

A. Schedule 6.24.A. of the Seller Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, Contract, policy, practice, commitment, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other Contract related thereto that (i) is maintained or contributed to by Seller or any other Person controlled by, controlling, or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits or describes policies or procedures applicable to any current or former member, manager, director, officer, employee, or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  Schedule 6.24.A. of the Seller Disclosure Schedule also identifies as such any Employee Plan that is: (a) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (b) a plan intended to meet the requirements of Section 401(a) of the Code; (c) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (d) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.  Also set forth on Schedule 6.24.A. of the Seller Disclosure Schedule is a complete and correct list of all ERISA Affiliates of Seller during the last six years.

B. Seller has delivered to Buyer true, accurate, and complete copies of: (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance Contracts, or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the United States Internal Revenue Service (and, to the extent relevant, the United States Department of the Treasury) (the “IRS”), the United States Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other Governmental Entity that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Entity with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all Contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Plan; (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding the Employee Plans.

C. Except as disclosed in Schedule 6.24.C. of the Seller Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the Effective Date and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived.  The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.  Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code.  The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 6.24.C. of the Seller Disclosure Schedule in a manner consistent with the Statement of Financial Accounting Standards No. 87.  Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

D. Except as disclosed in Schedule 6.24.D. of the Seller Disclosure Schedule, no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan.  The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC.  None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC.  Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

E. Neither Seller, nor Selling Principal, nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any Encumbrance imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise Tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

F. Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

G. The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents.  Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor, or other Governmental Entity and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

H. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller and Selling Principal have no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller and Selling Principal are not aware of any circumstance that will or could result in a revocation of such exemption.  Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan.  With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

I. There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.  Neither Seller nor any fiduciary of an Employee Plan have engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

J. Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise, except as disclosed to Buyer on Schedule 6.24.J. of the Seller Disclosure Schedule.

K. The consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any member, manager, director, employee, officer, former employee, or former officer of Seller.  There are no Contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code.

L. Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees, or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

M. None of the Contemplated Transactions will result in an amendment, modification, or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

N. With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller was to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

6.25 Compliance With Legal Requirements; Governmental Authorizations.

A.	Except as set forth in Schedule 6.25.A. of the Seller Disclosure Schedule:

(i) Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of the Assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

B. Schedule 6.25.B. of the Seller Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets.  Each Governmental Authorization listed or required to be listed on Schedule 6.25.B. of the Seller Disclosure Schedule is valid and in full force and effect.

C. Except as set forth in Schedule 6.25.C. of the Seller Disclosure Schedule:

(i) Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 6.25.B. of the Seller Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 6.25.B. of the Seller Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 6.25.B. of the Seller Disclosure Schedule;

(iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 6.25.B. of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Entities.

D. The Governmental Authorizations listed in Schedule 6.25.B. of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

6.26 Environmental Matters.  Except as disclosed in Schedule 6.26 of the Seller Disclosure Schedule:

A. Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Seller nor Selling Principal has any basis to expect, nor has either of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, the Assets, or other property or assets (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

B. There are no pending or, to the Knowledge of Seller and Selling Principal, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility, the Assets, or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest.

C. Neither Seller nor Selling Principal has any Knowledge of or any basis to expect, nor has either of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, the Assets, or property or assets (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

D. Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller and Selling Principal, with respect to any other property or asset (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility, the Real Property, the Assets, or any such other property or assets.

E. There are no Hazardous Materials present on or in the Environment at any Facility or the Real Property or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or the Real Property or any adjoining property, or incorporated into any structure therein or thereon.  Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller and Selling Principal, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility, the Real Property, the Assets, or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest, except in full compliance with all applicable Environmental Laws.

F. There has been no Release or, to the Knowledge of Seller and Selling Principal, threat of Release, of any Hazardous Materials at or from any Facility, the Real Property, or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, the Real Property, or from any other property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or, to the Knowledge of Seller and Selling Principal, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

G. Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or the Real Property, or concerning compliance, by Seller or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

6.27 Employees.

A. Schedule 6.27.A. of the Seller Disclosure Schedule contains: (a) a complete and accurate list of the following information for each employee, director, officer, independent contractor, consultant, and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan; (b) a complete and accurate list of the following information for each retired employee, director, officer, independent contractor, consultant, and agent of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits; and (c) a complete and accurate list of the number of employees terminated by Seller in the past five years and a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than 50.0% by Seller, in the six months prior to the Effective Date: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned;

B. Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any Legal Requirement.

C. To the Knowledge of Seller and Selling Principal, no member, manager, officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such member, manager, officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee or agent of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

6.28 Labor Disputes; Compliance.

A. Seller has complied in all respects with all Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security, and similar Taxes and occupational safety and health.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

B. Except as disclosed in Schedule 6.28.B. of the Seller Disclosure Schedule: (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor Contract; (ii) there has not been, there is not presently pending or existing, and to Seller’s and Selling Principal’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process involving Seller or the Business; (iii) to Seller’s and Selling Principal’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s and Selling Principal’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Seller, the Business, or the Assets; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s and Selling Principal’s Knowledge, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Entity.

6.29 Relationships With Related Persons.  Except as disclosed in Schedule 6.29 of the Seller Disclosure Schedule, neither Seller nor Selling Principal nor any member of Selling Principal’s family has or had any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business.  Neither Seller nor Selling Principal nor any member of Selling Principal’s family owns or has owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 6.29 of the Seller Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than 1.0% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 6.29 of the Seller Disclosure Schedule, neither Seller nor Selling Principal nor any member of Selling Principal’s family is a party to any Contract with, or has any claim or right against, Seller.

6.30 Processing Equipment; Flow Diagrams.  Schedule 6.30 of the Seller Disclosure Schedule contains a complete and accurate engineering diagram of Seller’s processing and storage equipment and related flow diagrams relating to the Business and the Assets.

6.31 Full Disclosure.  The representations, warranties, covenants, and statements of Seller and Selling Principal in this Agreement, the Ancillary Documents, and in any other certificate, instrument, Contract, or other document furnished by Seller or Selling Principal pursuant to this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, covenant, or statement accurate and not misleading in any material respect.  Seller and Selling Principal have, and prior to Closing will have, provided to Buyer, in writing, any information necessary to ensure that all representations, warranties, covenants, or statements made by Seller and Selling Principal to Buyer are complete, current, and accurate and are not misleading in any material respect.

7. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and Selling Principal that, as of the as of the Effective Date, and again on the Closing Date as though such representations and warranties were made on and as of the Closing Date:

7.1 Organization and Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona.  Buyer has the requisite corporate power and corporate authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.

7.2 Capacity.  Buyer has full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and the performance of Buyer’s obligations under this Agreement have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary in connection therewith.  This Agreement and the Ancillary Documents constitute, and each other agreement or instrument to be executed and delivered by Buyer in connection with this Agreement and the Ancillary Documents will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

7.3 Authority.  Neither the execution and delivery of this Agreement by Buyer, the consummation of the Contemplated Transactions, nor the performance of Buyer’s obligations hereunder will: (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Buyer, or its properties or assets; (c) violate any judgment, Order of any court, arbitrator, mediator, government, or Governmental Entity, which is binding upon Buyer or which would have an adverse effect on its properties or assets; or (d) violate, breach, conflict with, constitute a default under, result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound.

7.4 Consents.  No consents, approvals, filings, or registrations with or by any Governmental Entity or any other Person are necessary in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the Contemplated Transactions, or the performance of Buyer’s obligations under this Agreement.

7.5 Brokers.  No broker or finder has acted for Buyer in connection with this Agreement or the Contemplated Transactions and no broker or finder is entitled to any brokerage commissions, finder’s fees, or other compensation based on agreements or arrangements made by Buyer.

8. Covenants of Seller and Selling Principal.  Seller and Selling Principal covenant and agree as follows:

8.1 Right of Inspection.  From the Effective Date through the Closing Date, Seller and Selling Principal will (a) permit Buyer and its authorized representatives to have full access to the Assets and to Seller’s properties, including the Real Property, during regular business hours, (b) make Seller’s employees and authorized representatives available to confer with Buyer and its authorized representatives, and (c) make available to Buyer and its authorized representatives all books, papers, and records relating to the Assets, the Business, and the Assumed Liabilities which may be reasonably requested by Buyer, including, without limitation, all books of account (including the general ledger), Tax records, organizational documents, minute books, Contracts, filings with any Governmental Entity, any financial operating data, and any other business information relating to the Assets, the Business, and the Assumed Liabilities as Buyer may from time to time request.  No such investigation by Buyer will affect the representations, statements, covenants, and warranties of Seller and Selling Principal and each such representation, statement, covenant, and warranty will survive any such investigation.

8.2 Conduct of Business.  From the Effective Date until the Closing Date:

A. Seller will conduct the Business and will engage in transactions only in the usual and Ordinary Course of Business and in a commercially reasonable manner and will do so diligently and in substantially the same manner as it has previously.  Seller will use all commercially reasonable efforts to preserve the Business and to preserve all present relationships of Seller with, and the goodwill of, suppliers, customers, and others having a business relationship with Seller.  Seller also will protect the Assets and maintain the Business, Inventory, and Personal Property in good operating condition and repair, ordinary wear and tear excepted, and will, at Seller’s sole cost and expense, repair, replace, or restore, as applicable, any item of Inventory or Personal Property which ceases to be in such condition.  Seller will take all steps reasonably necessary to preserve all Contractual Rights and its rights in all Intellectual Property and Intangible Property.  Seller also will maintain the Business premises, including fixtures and heating, ventilation, cooling, plumbing, and electrical systems in good operating condition and repair and to maintain and leave the Business premises in a clean and orderly condition;

B. Seller will not, except in the usual and Ordinary Course of Business or as otherwise consented to or approved by Buyer in writing, or as permitted or required by this Agreement: (a) institute any method of manufacture, purchase, sale, lease, management, accounting, or operation that will vary from those methods used by Seller as of the Effective Date; (b) cancel any existing policy of insurance; (c) enter into any new Contract, commitment, or other transaction not in the usual and Ordinary Course of Business and, if in the usual and Ordinary Course of Business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (d) make any capital expenditures in an amount exceeding $5,000; (e) sell, dispose of, or encumber any of the Assets; (f) incur any new indebtedness or other liabilities other than in the usual and Ordinary Course of Business, and, if in the usual and Ordinary Course of Business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (g) waive or compromise any right or claim or cancel, without full payment, any note, loan, or other obligation owing to Seller; (h) modify, amend, cancel, renew, or terminate any Contract, permit, approval, consent, ratification, waiver, or other authorization relating to the Assets or the Business; (i) take any action or fail to take any action which would cause any of Seller’s or Selling Principal’s representations and warranties herein to be untrue as of the Closing Date; or (j) enter into any agreement obligating Seller to do any of the foregoing prohibited acts;

C. Seller will maintain its corporate existence and powers and will not dissolve or liquidate; and

D. Seller will not do any act or omit to do any act that will cause a breach or default of any Contract, obligation, lease, license, or other agreement to which Seller is a party and which affects the Assets, the Business, and the Assumed Liabilities, and any of Seller’s title thereto or interest therein.

8.3 Consents.  Seller will obtain any and all necessary consents, waivers, permits, approvals, and authorizations of, and to complete any and all filings or registrations with, all Governmental Entities which are necessary to consummate the Contemplated Transactions.  Seller will obtain any and all consents, waivers, approvals, or authorizations of all other Persons as may be required for the sale, assignment, and transfer to Buyer of the Assets, the Business, and the Assumed Liabilities.

8.4 Cooperation.  Seller and Selling Principal will take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate the Contemplated Transactions and to perform Seller’s and Selling Principal’s obligations hereunder.

8.5 Disclosure of Changes.  Seller and Selling Principal will promptly notify Buyer in writing of the following: (a) the commencement or threat of any threatened lawsuit, claim, or Proceeding against Seller or affecting the Assets, the Business, or the Assumed Liabilities, the operation and conduct of the Business or Seller’s prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the Contemplated Transactions; (b) any adverse change in the financial condition of Seller or the Business; and (c) any change in any representations or warranties of Seller or Selling Principal set forth in this Agreement, any Ancillary Document, or in any exhibit, schedule, certificate, Contract, or other document delivered by Seller and Selling Principal in connection with to this Agreement, the Ancillary Documents, or the Contemplated Transactions.

8.6 Exclusivity; Acquisition Proposals.  Seller and Selling Principal will not (and will use their best efforts to ensure that none of Seller’s officers, directors, members, managers, agents, representatives, employees, or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Buyer: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire the Assets, the Business, or the Assumed Liabilities, whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”); (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Buyer or its representatives concerning the Assets, the Business, or the Assumed Liabilities, or afford to any Person other than Buyer or their respective representatives access to Seller’s properties, books, or records, except in the Ordinary Course of Business and as required by law or pursuant to a request for information by any Governmental Entity; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction.  In the event that Seller or Selling Principal are contacted by any third party expressing an interest in discussing an Acquisition Transaction, Seller and Selling Principal will promptly notify Buyer in writing of such contact.

9. Obligations at Closing.

9.1 Seller’s Obligations at Closing.  At the Closing, Seller and Selling Principal will deliver or cause to be delivered to Buyer fully executed versions of the following:

A. All Ancillary Documents and other instruments of transfer, properly executed by Seller or Selling Principal, as the case may be, and acknowledged, relating to transferring and assigning to Buyer all of Seller’s right, title, and interest in and to the Assets, the Business, and the Assumed Liabilities, including, without limitation, the following:

(i) An Assignment and Bill of Sale, in a form substantially identical to Exhibit G attached to this Agreement; and

(ii) An Assignment and Assumption Agreement, in a form substantially identical to Exhibit H attached to this Agreement;

B. All Ancillary Documents and other instruments evidencing any and all consents, waivers, permits, approvals, authorizations, filings, or registrations as provided for in this Agreement;

C. The Seller Disclosure Schedule;

D. The Noncompetition Agreement;

E. The IP Assignment;

F. The Employment Letter;

G. The Lease;

H. The Legal Opinion;

I. The Subscription Documents;

J. Documentation and information in sufficient form and detail as Buyer and its chief financial officer and financial advisors may request relating to the completion of the Closing Financial Statements and the determination of Net Working Capital, which Net Working Capital will not be less than $15,000 at the Closing; and

K. A Seller Closing Certificate, executed by the appropriate authorized representatives of Seller, dated as of the Closing Date, in a form substantially identical to Exhibit I attached to this Agreement.

9.2 Buyer’s Obligation at Closing.  On the Closing Date, Buyer will deliver or cause to be delivered to Seller the following:

A. The Purchase Price; and

B. A Buyer Closing Certificate, executed by the Chief Executive Officer of Buyer, dated as of the Closing Date, in a form substantially identical to Exhibit J attached to this Agreement.

10. Obligations After Closing.

10.1 Indemnification.

A. Seller’s and Selling Principal’s Indemnification.  Seller and Selling Principal jointly and severally will indemnify and hold Buyer and its parents, subsidiaries, and related entities (and each of their respective officers, directors, managers, members, employees, agents, attorneys, parents, successors, and assigns) (collectively, the “Buyer Indemnified Parties”) harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or Proceeding, incurred or sustained by the Buyer Indemnified Parties which arise out of, result from, or are related to: (a) Seller’s or Selling Principal’s breach of any representation, warranty, condition, agreement, or covenant contained in this Agreement, any of the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Seller or Selling Principal in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions; (b) the failure of any representation or warranty or other statement by Seller or Selling Principal contained in this Agreement, any of the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Seller or Selling Principal in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions to be true and correct in all respects as of the Effective Date and as of the Closing Date; (c) any Retained Liabilities; (d) any fees, expenses, or other payments incurred or owed by Seller or Selling Principal or any principal, officer, director, manager, member, shareholder, employee, or agent of Seller to any agent, broker, or other firm or Person in connection with the Contemplated Transactions; (e) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of the Contemplated Transactions; (f) any and all liabilities or obligations relating to the Assets (except for the Assumed Liabilities) or the Business arising out of the ownership or operation of the Assets or the Business on or prior to the Closing Date, including, without limitation, all Tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, and liabilities to any creditor; (g) any and all liabilities arising under any Environmental Laws or Occupational Safety and Health Laws; and (h) any and all liabilities or obligations arising out of or relating to any Employee Plans or other employee or labor matters.

B. Environmental Indemnification.  Seller and Selling Principal jointly and severally will indemnify and hold the Buyer Indemnified Parties harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or Proceeding, incurred or sustained by the Buyer Indemnified Parties which arise out of, result from, or are related to any Environmental Laws, including, without limitation: (a) a diminution in value of the Assets; (b) damages for the loss or restriction on use of rentable or usable space; (c) damages arising from any adverse impact on marketing of the Assets or any improvements of or to the Assets; or (d) costs incurred in connection with any investigation of site conditions or any changes, remedial, removal, or restoration work required by any Governmental Entity.

C. Claims; Defense.  Seller and Selling Principal agree that, upon any of their receipt of a third-party claim in respect of which indemnity may be sought under this Section 10.1, Seller and Selling Principal will give written notice within two days of such claim (the “Notice of Claim”) to Buyer.  Buyer will be entitled, at its own cost and expense, to participate in the defense of any such claim or action against Seller and Selling Principal.  Buyer will have the right to assume the entire defense of such claim; provided, however, that: (a) Buyer gives written notice of its desire to defend such claim (the “Notice of Defense”) to Seller and Selling Principal within 15 days after Buyer’s receipt of the Notice of Claim; (b) Buyer’s defense of such claim will be without cost to Seller or Selling Principal or prejudice their respective rights under this Section 10.1; (c) Buyer will bear all costs and expenses in connection with the defense of such claim; (d) Seller and Selling Principal will have the right, at their sole cost and expense, to have their counsel participate in the defense of such claim; and (e) Seller and Selling Principal will have the right to receive periodic reports from Buyer and Buyer’s counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Buyer’s counsel in this regard.  Solely for the purpose of Section 10.1.C.(e) above, the Buyer Indemnified Parties will waive their attorney-client privilege.

D. Survival.  The representations and warranties contained in this Agreement, the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Seller and Selling Principal in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions will survive the termination of this Agreement or the Closing.  This Section 10.1.D. will not limit any covenant or agreement of the Parties to the extent the covenant or agreement contemplates performance after the Closing.

10.2 Transition.  Seller will maintain the goodwill of Seller’s suppliers, customers, and business, and will otherwise cooperate with Buyer to effectuate a smooth and orderly transition in the operation and conduct of the Business following the Closing Date.

10.3 Noncompetition Agreement.  Selling Principal will comply with the terms and conditions of the Noncompetition Agreement.

10.4 Employees.  Buyer will not be obligated to offer employment to any employee or principal of Seller, but Buyer will have the right to employ employees and principals of Seller as of the Closing Date, on terms and conditions established by Buyer, in its sole and absolute discretion.

10.5 Change of Name.  Within 15 days following the Closing, Seller will deliver to Buyer evidence that Seller has caused its name to be changed to a name that does not include “Renew Resources” (or a variant thereof) by submitting the appropriate documents to the appropriate Governmental Entity to effect such name changes.

10.6 Further Assurances.  The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.7 Prorations.  Seller and Selling Principal will work together with Buyer and will provide all necessary documentation to Buyer in connection with the determination by the Parties of any prepaid items and other applicable items with respect to the Assumed Liabilities that will be prorated as of the Closing Date.

10.8 “Market Stand-Off” Agreement.  Seller and Seller Principals agree that the Seller will not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of the Shares during the period commencing on the Closing Date and ending on a date determined by GlyEco for a period of up to 12 months.  To further evidence this Agreement, Seller will execute a market standoff agreement with said underwriters and broking institutions in customary form consistent with the provisions of this Section 10.8.

                                          In order to enforce the foregoing agreements, GlyEco may impose stop-transfer instructions with respect to the Shares until the end of such period.  Seller and Selling Principal agree and acknowledge that a legend reading substantially as follows may be placed on all certificates representing the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

11. Remedies Prior to or on Closing.

11.1 Remedies Prior to or on Closing.

A. In the event of any breach, inaccuracy, or default of any representation, warranty, covenant, agreement, condition, or other obligation of Seller or Selling Principal under this Agreement, any Ancillary Document, or under any other instrument, certificate, Contract, or document to be executed or delivered by Seller or Selling Principal in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, Buyer may, in its sole and absolute discretion, and without prejudice to any rights or remedies Buyer may have at law or in equity for any such breach or default, terminate this Agreement by delivering written notice of termination to Seller on or before the Closing Date.  The notice will specify the breach or default on which the notice is based.  Notwithstanding the foregoing, the Parties agree that the Assets and the Business are unique and that, in the event of a breach or default by Seller or Selling Principal under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Buyer.  Therefore, in the event of any such breach or default, Buyer may, in its sole and absolute discretion, sue for specific performance in addition to any other available right or remedies.

B. In the event of any breach, inaccuracy, or default of any representation, warranty, covenant, agreement, condition, or other obligation of Buyer under this Agreement, any Ancillary Document, or under any other instrument, certificate, Contract, or document to be executed or delivered by Buyer in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, Seller’s and Selling Principal’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice of termination to Buyer on or before the Closing Date.  The notice will specify the breach or default on which the notice is based.

C. In the event of termination of this Agreement by any Party pursuant to this Section 11.1, this Agreement will become null and void, other than Sections 10 through 13 hereof, which will survive the termination of this Agreement or the Closing, and which will remain in full force and effect.  Upon termination, Buyer will promptly deliver to Seller and Selling Principal and Seller and Selling Principal will deliver to Buyer any and all documentation provided by each Party to the other pursuant to the terms and conditions of this Agreement.

11.2 Remedies Subsequent to Closing.  In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation by any Party, the non-defaulting Party may pursue whatever rights and remedies are available to such Party at law or in equity, including, without limitation, the rights and remedies provided in this Agreement.

12. Confidentiality.

12.1 Definition of Confidential Information.   As used in this Section 12, “Confidential Information” includes any and all of the following information of Seller, Buyer, or Selling Principal that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by any Party (Buyer on the one hand or Seller and Selling Principal, collectively, on the other hand) or their respective representatives (collectively, a “Disclosing Party”) to the other Party or Parties or their respective representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other laws; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party, regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the Contemplated Transactions and terms and conditions of this Agreement, the Ancillary Documents, and any agreements, certificates, instruments, and Contracts to be executed and delivered in connection herewith or therewith.

Any trade secrets of a Disclosing Party will also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 12, such information will still be considered Confidential Information of that Disclosing Party for purposes of this Section 12 to the extent included within the definition.  In the case of trade secrets, each of Buyer, Seller, and Selling Principal hereby waives any requirement that the other Party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 Restricted Use of Confidential Information.  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) will be kept confidential by the Receiving Party; (ii) will not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, will not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms and conditions of this Agreement or with the prior written consent of an authorized representative of Seller with respect to the Confidential Information of Seller or Selling Principal (each, a “Seller Contact”) or an authorized representative of Buyer with respect to the Confidential Information of Buyer (each, a “Buyer Contact”).  Each of Buyer, Seller, and Selling Principal will disclose the Confidential Information of the other Parties only to its representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller, or Selling Principal, as the case may be, of the obligations of this Section 12 with respect to such Confidential Information.  Each of Buyer, Seller, and Selling Principal will: (a) enforce the terms of this Section 12 as to its respective representatives; (b) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 12; and (c) be responsible and liable for any breach of the provisions of this Section 12 by it or its representatives.

Unless and until this Agreement is terminated, Seller and Selling Principal will maintain as confidential any Confidential Information of Seller or Selling Principal relating to any of the Assets or the Assumed Liabilities.  Notwithstanding the preceding sentence, Seller and Selling Principal may use any Confidential Information of Seller before the Closing only in the Ordinary Course of Business.

From and after the Closing, the provisions of this Section 12 will not apply to or restrict in any manner Buyer’s use or disclosure of any Confidential Information of Seller or Selling Principal relating to the Business or any of the Assets or the Assumed Liabilities.  Additionally, from and after the Effective Date, the provisions of this Section 12 will not apply to or restrict in any manner Buyer’s use or disclosure of any Confidential Information of Seller or Selling Principal arising out of or relating to Buyer’s fundraising activities (including, without limitation, disclosure to brokers, underwriters or other investors); provided, however, that the recipient of such Confidential Information agrees to maintain the confidential nature of such Confidential Information.

12.3 Exceptions.  This Section 12 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates: (a) was, is, or becomes generally available to the public other than as a result of a breach of this Section 12 or any other applicable confidentiality agreement to which a Receiving Party or its representatives are bound; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is, or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure.  Neither Seller nor Selling Principal will disclose any Confidential Information of Seller or Selling Principal relating to the Business or any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Entity having jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section 12, that Receiving Party will provide the Disclosing Party with prompt written notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 12.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that the Receiving Party will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 12.4 do not apply to any Proceedings between the Parties.

12.5 Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party will: (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody, or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party), destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6 Attorney-Client Privilege.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing, the Receiving Party will have the right to assert such protections and privileges.  No Receiving Party will admit, claim, or contend, in Proceedings involving any Party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges, or similar protections and privileges with respect to any information, documents, or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13. General Provisions.

13.1 Publicity.  Prior to the Closing, Buyer will not coordinate, create, or file any notices to third parties or any other publicity concerning the Contemplated Transactions, without the prior written approval of Seller; provided, however, that Buyer may communicate with its underwriters or other investors in connection with Buyer’s or GlyEco’s fundraising activities (including, without limitation, disclosures concerning the Contemplated Transactions as may be required for purposes of the potential Private Placement of GlyEco) or with the public through filings distributed under securities law and regulations.  Prior to and after the Closing, Seller and Selling Principal will not coordinate, create, or file any notices to third parties or any other publicity concerning the Contemplated Transactions without the prior written approval of Buyer.

13.2 Expenses.  Except as otherwise specifically provided in this Agreement, each Party will be responsible for its own fees, costs, and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the Contemplated Transactions.

13.3 Survival of Representations, Warranties, and Covenants.  The respective representations, warranties, and covenants of Buyer, Seller, and Selling Principal made in this Agreement, the Ancillary Documents, or in any certificate, Contract, instrument, or other document delivered in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions, including, without limitation, the obligations of indemnity, will survive the Closing Date and the consummation of the Contemplated Transactions, until the applicable statute of limitations has run, notwithstanding any examination made by or for the Party to whom such representations, warranties, or covenants were made, the Knowledge of any officers, directors, shareholders, employees, managers, members, or agents of the Party, or the acceptance of any certificate or opinion.

13.4 Notices.  All notices, requests, demands, and other communications required under this Agreement will be in writing and will be deemed duly given and received: (i) if personally delivered, on the date of delivery; (ii) if mailed, three days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below; (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, addressed as follows:

If to Seller and Selling Principal:	Renew Resources, LLC
Todd M. Bernard
Attn: Todd M. Bernard, President
230 Gill Way
Rock Hill, SC 29730

With copy to:	______________________
______________________
______________________

If to Buyer:	GlyEco Acquisition Corp. #5
Attn:John d’Arc Lorenz II, President
10429 South 51st Street
Phoenix, AZ 85044

With copy to:	Hool Law Group, PLC
Attn: Michael D. Hool, Esq.
2398 East Camelback Road, Suite 1020
Phoenix, Arizona 85016

Any Party may change its above-designated address by giving the other Parties written notice of such change in the manner set forth herein.

13.5 Disclosure Schedule.  The information in the Seller Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller and Selling Principal, as applicable, as set forth in this Agreement, or (ii) descriptions or lists of information and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Seller Disclosure Schedule, the statements in this Agreement will control.

13.6 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.7 Headings.  Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or of any provision hereof.

13.8 Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the Parties and supersedes all prior and contemporaneous agreements and undertakings of the Parties with respect to the subject matter hereof.  No supplement, modification, or amendment of this Agreement will be binding and enforceable unless executed in writing by the Parties.

13.9 Waiver.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the Party making the waiver.

13.10 Exhibits, Schedules, and Recitals.  The Exhibits and Schedules attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement.

13.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

13.12 Governing Law; Jurisdiction.  Except as expressly provided herein, this Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.  Jurisdiction of and venue for any legal action between the Parties will be in the state and federal courts serving Maricopa County, Arizona, and the Parties hereby consent to such jurisdiction and venue.

13.13 Attorneys’ Fees.  In the event an action or suit is brought by either Party to enforce the terms of this Agreement, the prevailing Party will be entitled to the payment of his, her, or its reasonable attorneys’ fees and costs, as determined by the judge of the court.

13.14 Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the Parties, their respective heirs, representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any Party, nor will any provision of this Agreement give any entity any right of subrogation against or action over or against any Party; provided, however, that the Buyer Indemnified Parties are intended to be express third party beneficiaries of the indemnification provisions in Section 10 of this Agreement; and provided further, that GlyEco and the applicable underwriters and broking institutions engaged by GlyEco to conduct an Private Placement or other fundraising activity are intended to be express third party beneficiaries of the market stand-off provisions in Section 10.8 of this Agreement.

13.15 Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the Parties.

13.16 Severability.  The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement will not affect the other provisions hereof and this Agreement will be continued in all respects as if such invalid or unenforceable provision were omitted.

13.17 Further Documentation.  Each Party will execute and deliver such further instruments, agreements, Contracts, and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

13.18 Selling Principal Obligations.  The liability of Selling Principal will be joint and several with Seller.  Where in this Agreement and the Ancillary Documents provision is made for any action to be taken or not taken by Seller, Selling Principal jointly and severally undertakes to cause Seller to take or not take such action, as the case may be.  Without limiting the generality of the foregoing, Selling Principal will be jointly and severally liable with Seller for the indemnities set forth in Section 10 of this Agreement and the other indemnity provisions of the Ancillary Documents.

13.19 Usage.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to this Agreement, the Ancillary Documents, or any other agreement, document, certificate, Contract, or instrument means such agreement, document, certificate, Contract, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to this Agreement, the Ancillary Documents, or other documents, instruments, certificates, Contracts, or agreements will be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

13.20 Interpretation.  The Parties agree that each Party and his, her, or its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not apply to the interpretation of this Agreement.

13.21 Counsel.  Seller and Selling Principal acknowledge and agree that the firm of Hool Law Group, PLC did not act as counsel to Seller and Selling Principal in drafting this Agreement, but acted solely upon instruction from its client, Buyer.  Seller and Selling Principal have, at their discretion, either had their counsel review this Agreement or have knowingly waived their rights to have counsel review this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date.

SELLER:

RENEW RESOURCES, LLC, a South Carolina limited liability company

By: /s/ Todd M. Bernard
Name: Todd M. Bernard
Title: President

SELLING PRINCIPAL:

/s/ Todd M. Bernard
TODD M. BERNARD, an individual

BUYER:

GLYECO ACQUISITION CORP. #5, an Arizona corporation

By: /s/ John d’Arc Lorenz, II
John d’Arc Lorenz, II, President

GLYECO (solely for the purposes of Section 3.1(b) above)

GLYECO, INC., a Nevada corporation

By: /s/ John d’Arc Lorenz, II
John d’Arc Lorenz, II, Chairman/CEO

Schedule 1-A

Capitalized Terms

“Ancillary Document(s)” means, collectively, the Exhibits attached to this Agreement, the Schedules attached to this Agreement, the Seller Disclosure Schedule, the IP Assignment, the Noncompetition Agreement, the Assignment and Bill of Sale, the Assignment and Assumption Agreement, the Seller Financial Statements, the Subscription Documents, the Seller Documents, the Seller Closing Certificate, the Employment Letter, the Lease, and all other agreements, instruments, opinions, Contracts, certificates, documents, and other statements executed and/or delivered by any of the Parties pursuant to the terms and conditions of this Agreement, in connection with the Contemplated Transactions, or pursuant to the terms and conditions of any other Ancillary Document, whether before or after the Closing.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, any Ancillary Document, or any other agreement, instrument, opinion, Contract, certificate, document, and other statements executed and/or delivered by any of the Parties pursuant to the terms and conditions of this Agreement, in connection with the Contemplated Transactions, or pursuant to the terms and conditions of any other Ancillary Document.

“Contract” means any agreement, contract, lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Encumbrances” means any and all charges, claims, community or other marital property interests, conditions, equitable interests, liens, options, pledges, security interests, mortgages, rights of way, easements, encroachments, servitudes, rights of first option, rights of first refusal, or similar restrictions, including, without limitation, any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety, and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, or Proceeding, damages, loss, claim, demand, or response, remedial or inspection cost, or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Schedule 1-A

“Facilities” means any real property, leasehold, or other interest in real property currently owned or operated by Seller and/or used on connection with the Business or the Assets.

“Governmental Authorization” means any consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means any federal, state, or local court, administrative agency, or commission, or other governmental authority or instrumentality, whether domestic or foreign.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property on or off the Facilities.

“Hazardous Material” means any substance, material, or waste which is or will foreseeably be regulated by any Governmental Entity, including any material, substance, or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, and polychlorinated biphenyls.

An individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation, warranty, covenant, or other agreement contained in this Agreement, in any Ancillary Document, or in any instrument, certificate, document, or other Contract delivered in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, manager, member, partner, executor, employee, agent, or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual (and any individual Party to this Agreement or any Ancillary Document) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations, warranties, covenants, or other agreements contained in this Agreement, in any Ancillary Document, or in any instrument, certificate, document, or other Contract delivered in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions made herein or therein by that Person or individual.

Schedule 1-A

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, and treaty.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

 “Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any arbitrator of any court, arbitrator, mediator, government, or Governmental Entity.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other Governmental Entity.

“Private Placement” means GlyEco’s fundraising activities involving a private placement memorandum.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private), or other proceeding or governmental investigation.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken: (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Securities Act” means the Securities Act of 1933 (as amended).

Schedule 1-A

“Tax(es)” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Entity.

Schedule 1-A

Schedule 1

Assets

The Assets include the Business and all of the properties and assets of Seller, including, without limitation, those defined in Section 1 of the Agreement, and the Assets, if any, listed below.

•	2005 Freightliner M2 with box;
•	Hose reels pumps;
•	Suction pump on the truck;
•	Vacuum distillation unit;
•	Poly-tanks;
•	Double walled 3500 gallon tank & LG;
•	Pumps and lines;
•	Air compressor and lines;
•	Drums;
•	Totes;
•	Flush machines;
•	Computers;
•	Desk;
•	Maps;
•	Hoses;
•	Forklift; and
•	Any other asset associated with the Business

Schedule 1

Schedule 1.4

Contractual Rights

1.  None.

Schedule 1

Schedule 2.1

Excluded Assets

The Excluded Assets include only the following:

1.	All of Seller’s minute books, stock records, organizational documents, and corporate seals. True and correct copies of all of the foregoing have been delivered to Buyer prior to the Closing.

2.	The Real Property.

3.	Trade accounts receivable equal to or greater than 90 days.

4.	Equipment and vehicles not associated with the Business, including without limitation:

i.	Heating unit;
ii.	Roll of container;
iii.	Cardboard compactor;
iv.	Roll off trailer;
v.	HVAC;
vi.	Roll of boxes;
vii.	Box for 1000;
viii.	Trailers 1000, 4000, 4001, 4002, 4003 and any other trailers;
ix.	Stretch wrap machine;
x.	Shear shredder W/C;
xi.	2003 Ford Expedition;
xii.	FL70 Truck;
xiii.	2000 Freightliner; and
xiv.	2005 Mack CX613.

Schedule 2.1

Schedule 2.2

Assumed Liabilities

1. Debt on the Vacuum distillation unit ($35,000).

Schedule 2.2

Schedule 3.3

Allocation of the Purchase Price

[To Be Determined And Agreed To By The Parties Prior To Closing]

Schedule 3.3

Schedule 4.12

Signatories to Noncompetition Agreement

1.	Todd M. Bernard, an individual.

K-1